As filed with the Securities and Exchange Commission on October 3, 2019

Registration No. 333-217968

Registration No. 333-116144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT NO. 333-217968

REGISTRATION STATEMENT NO. 333-116144

UNDER

THE SECURITIES ACT OF 1933

I.D. SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3270799 (I.R.S. Employer Identification No.)

I.D. Systems, Inc.

123 Tice Boulevard
Woodcliff Lake, New Jersey 07677

(201) 996-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ned Mavrommatis

Chief Financial Officer

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(201) 996-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Spindler, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Telephone: (212) 451-2300
Facsimile: (212) 451-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer	[ ]

Non-accelerated filer [X]	Smaller reporting company	[X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by I.D. Systems, Inc., a Delaware corporation (“I.D. Systems” or the “Company”), relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by I.D. Systems:

●	Registration Statement No. 333-217968 filed with the SEC on May 12, 2017 pertaining to the registration of up to $60,000,000 of common stock, preferred stock, warrants, debt securities and units of the Company.

●	Registration Statement No. 333-116144 filed with the SEC on June 3, 2004, as amended by Amendment No. 1 filed with the SEC on June 29, 2004, pertaining to the registration of 200,000 shares of the Company’s common stock underlying warrants and 25,000 shares of the Company’s common stock.

On October 3, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”), by and among I.D. Systems, PowerFleet, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of I.D. Systems (“Parent”), Pointer Telocation Ltd., a public company limited by shares formed under the laws of the State of Israel (“Pointer”), Powerfleet Israel Holding Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Pointer Holdco”), and Powerfleet Israel Acquisition Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Pointer Holdco (“Pointer Merger Sub”), Pointer Merger Sub merged with and into Pointer, with Pointer surviving as a direct, wholly-owned subsidiary of Pointer Holdco and an indirect, wholly-owned subsidiary of Parent, in exchange for consideration consisting of $8.50 in cash and 1.272 shares of common stock of Parent, per ordinary share of Pointer.

Also on October 3, 2019, in connection with the Merger Agreement, and pursuant to the Investment and Transaction Agreement, dated as of March 13, 2019, as amended by Amendment No. 1 thereto dated as of May 16, 2019 and Amendment No. 2 thereto dated as of June 27, 2019 (the “Investment Agreement”), by and among I.D. Systems, Parent, PowerFleet US Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“I.D. Systems Merger Sub”), and ABRY Senior Equity V, L.P. and ABRY Senior Equity Co-Investment Fund V, L.P., affiliates of ABRY Partners II, LLC, I.D. Systems reorganized into a new holding company structure by merging I.D. Systems Merger Sub with and into I.D. Systems, with I.D. Systems surviving as a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement and the Investment Agreement, Parent became a publicly traded corporation, and former I.D. Systems stockholders and former Pointer shareholders now own common stock of Parent. In connection therewith, I.D. Systems has terminated all offerings of its securities pursuant to the Registration Statements.

In accordance with an undertaking made by I.D. Systems in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, I.D. Systems hereby deregisters and removes from registration all securities reserved for issuance and registered under each Registration Statement that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, State of New Jersey on the 3rd day of October, 2019.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer